Exhibit 99.77(i)

ITEM 77I – Terms of new or amended securities

1.	On January 11, 2018, the Registrant’s Board of Directors approved the establishment of Class P3 shares for Voya Corporate Leaders 100® Fund, Voya Mid Cap Research Enhanced Index Fund, and Voya Small Company Fund.